Exhibit 99.1

February 22, 2016

Dear Shareholders,

Business is very unpredictable. It’s constantly changing, sometimes by chance and sometimes by design. We are challenged on a daily basis. This was certainly the case in 2015 which was a pivotal year where we engaged in several transactions that did not provide the significant opportunities that we had envisioned. After all is said and done, we continue to clean up our debt, remain transparent and seek out acquisition opportunities that provide recurring revenue streams.

Our mobile eBook distribution platform has finally been completed by Akyumen Technologies, our strategic partner. They have preloaded our mobile app on every device released and its been launched at the Mobile World Congress in Barcelona this week.

Cheers,

/s/ Robert H. Estareja

Robert H. Estareja, CEO
Studio W/WOWIO

9107 Wilshire Blvd., Ste 450 , Beverly Hills, CA 90210 Phone: 310-272-7988 Fax: 310-276-2799

WWW.STUDIOWDIGITAL.COM

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